Exhibit 99.2
GARDNER DENVER, INC.
RECLASSIFIED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Year Ended December 31, 2006
	First	Second	Third	Fourth	Total	Years Ended December 31,
	Quarter	Quarter	Quarter	Quarter	Year	2005	2004
Revenues	$399,294	$416,312	$414,028	$439,542	$1,669,176	$1,214,552	$739,539

Costs and expenses:
Cost of sales	266,610	281,989	280,429	290,832	1,119,860	836,237	513,927
Selling and administrative expenses	78,268	75,297	77,903	82,775	314,243	257,680	163,862
Interest expense	10,232	9,580	8,762	8,805	37,379	30,433	10,102
Other income, net	(687)	(453)	(1,015)	(766)	(2,921)	(5,442)	(638)

Total costs and expenses	354,423	366,413	366,079	381,646	1,468,561	1,118,908	687,253

Income before income taxes	44,871	49,899	47,949	57,896	200,615	95,644	52,286
Provision for income taxes	14,359	16,915	15,832	20,601	67,707	28,693	15,163

Net income	$30,512	$32,984	$32,117	$37,295	$132,908	$66,951	$37,123

Basic earnings per share	$0.59	$0.63	$0.61	$0.71	$2.54	$1.40	$0.98

Diluted earnings per share	$0.57	$0.62	$0.60	$0.70	$2.49	$1.37	$0.96

Amounts Reclassified
Cost of sales	$7,435	$12,275	$8,880	$7,213	$35,803	$23,010	$15,492
Selling and administrative expenses	4,563	2,254	4,120	5,469	16,406	15,312	6,409
Depreciation and amortization	(11,998)	(14,529)	(13,000)	(12,682)	(52,209)	(38,322)	(21,901)

Total costs and expenses	$—	$—	$—	$—	$—	$—	$—